Exhibit 99.1

Verrica Reports Second Quarter 2018 Financial Results

WEST CHESTER, PA – August 7, 2018 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a pharmaceutical company focused on identifying, developing and commercializing innovative pharmaceutical products for the treatment of skin diseases with significant unmet needs, today announced financial results for the second quarter ended June 30, 2018.

“Completing our initial public offering earlier this year was a significant milestone for the company which reflected the important progress we have made with our pipeline,” commented Ted White, President and Chief Executive Officer of Verrica. “The additional funding will allow the continued clinical development of our lead product candidate VP-102, a proprietary drug-device combination containing our novel topical solution of cantharidin, in multiple indications including molluscum contagiosum and common warts. It also gives us the flexibility to remain opportunistic in pursuing synergistic dermatology assets.”

Business Highlights and Recent Developments

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Announced the closing of its initial public offering (IPO) of 5,750,000 shares of its common stock at a public offering price of $15.00 per share, which includes the full exercise of the underwriters’ option to purchase 750,000 additional shares, for total gross proceeds of $86.3 million before underwriting discounts and commissions and estimated offering expenses

•

Entered into a supply agreement with a supplier for naturally-sourced cantharidin used to manufacture the active pharmaceutical ingredient in VP-102; subject to specified minimum annual purchase orders and forecasts, the supplier has agreed that it will not supply cantharidin, any beetles or other raw material from which cantharidin is derived to any other customer in North America

•	Continued progress with the Phase 2 Innovate trial for VP-102 for the treatment of molluscum; complete clinical results from enrolled patients expected in the second half of 2018

•	Continued progress with the Phase 3 trials for VP-102 for the treatment of molluscum (CAMP-1 and CAMP-2); top-line results expected in the first half of 2019

•	Continued progress with the Phase 2 trial in common warts (COVE-1); top-line results expected in the first half of 2019

Financial Results

Verrica reported a net loss of $6.0 million for the second quarter of 2018, compared to a net loss of $1.1 million for the same period in 2017.

Research and development expenses were $3.6 million in the second quarter of 2018, compared to $1.0 million for the same period in 2017. The increase was primarily due to the advancement of the VP-102 clinical development programs for the treatment of molluscum and common warts.

General and administrative expenses were $2.5 million in the second quarter of 2018, compared to $0.1 million for the same period in 2017. The increase was primarily due to the expansion of the executive leadership team, increased corporate infrastructure, and additional costs associated with operating as a public company.

As of June 30, 2018, Verrica had $103.1 million in cash and cash equivalents which includes approximately $79.4 million in net proceeds, after deducting underwriting discounts and other offering expenses, from the closing of its IPO in June. Approximately $1.1 million of additional offering expenses are expected to be paid in the third quarter, resulting in total estimated net proceeds from the IPO of $78.4 million.

About Verrica Pharmaceuticals Inc.

Verrica is a pharmaceutical company focused on identifying, developing and commercializing innovative pharmaceutical products for the treatment of skin diseases with significant unmet needs. The company’s lead product candidate, VP-102, is currently being evaluated in two Phase 3 clinical trials for the treatment of molluscum and in a Phase 2 clinical trial for the treatment of common warts.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential clinical development of Verrica’s product candidates and the availability of data from Verrica’s clinical trials. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Verrica’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Verrica’s prospectus filed with the U.S. Securities and Exchange Commission (SEC) pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, on June 15, 2018 and Verrica’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$3,609	$977	$4,538	$1,493
General and administrative	2,503	118	3,489	172

Total operating expenses	6,112	1,095	8,027	1,665

Loss from operations	(6,112)	(1,095)	(8,027)	(1,665)
Other income	153	—	194	—

Net loss	$(5,959)	$(1,095)	$(7,833)	$(1,665)

Net loss per share, basic and diluted	$(1.04)	$(0.38)	$(1.82)	$(0.58)

Weighted average common shares outstanding, basic and diluted	5,751,326	2,850,471	4,308,996	2,849,891

Selected Condensed Balance Sheet Data

(Unaudited, in thousands)

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$103,149	$8,663
Total assets	104,716	9,083
Total liabilities	3,125	616
Total convertible preferred stock	—	15,508
Total stockholders’ equity (deficit)	101,591	(7,041)

Contacts

Chris Degnan
Chief Financial Officer 484.453.3300 ext. 103 info@verrica.com

Patti Bank
Managing Director
Westwicke Partners 415.513.1284 patti.bank@westwicke.com